Exhibit 99.1

Thunder Bridge Capital Partners V, Ltd. Announces Separate Trading of its Class A

Ordinary Shares and Warrants, Commencing October 5, 2026

Great Falls, VA, Oct. 02, 2026 (GLOBE NEWSWIRE) -- Thunder Bridge Capital Partners V, Ltd. (the “Company”) announced today that, commencing October 5, 2026, holders of the 30,015,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market (“Nasdaq”) under the symbols “TBCV” and “TBCVW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “TBCVU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 12, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry or geographic location, the Company intends to concentrate its search on high potential businesses based in the United States. The Company is led by Chief Executive Officer Gary A. Simanson.

The initial public offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022; Email: prospectus@cantor.com, or by accessing the SEC’s website, www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Gary A. Simanson

gsimanson@thunderbridge.us